AMERICAN HOME FOOD PRODUCTS, INC.            For Further Information Contact:

                                                                                         Daniel W. Dowe, President/CEO

        Tel: 212-871-3150

        Email: ddowe@artisanalcheese.com

American Home Food Products Announces
American Express Departures Agreement

October 3, 2007 -- New York, New York – American Home Food Products’ (OTCBB:AHFP), wholly-owned subsidiary, Artisanal Cheese, LLC entered into an agreement with American Express Publishing Corporation to promote the Artisanal brand of affinage cheeses as part of a new American Express Departures Magazine Wine Reserve Club offering.

The Departures Magazine Wine Reserve Club invitation will be mailed to 500,000 Departures members in October and will present special wines and a seasonal selection of rare artisan and handcrafted cheese selected by Artisanal’s affinage staff. Artisanal Cheese will be the sole cheese contributor to this new wine club with American Express offering its Departures members cheeses that are rarely available to the general public. Affinage is the centuries-old method of aging cheeses to peak ripeness. In conjunction with the finest cheesemakers in the world, Artisanal Cheese LLC employs this methodology at its state-of-the-art cheese aging caves in New York City.

The Company’s president, Daniel W. Dowe, commented that, “Being selected by American Express Departures Publishing is one more indication of the best-in-class reputation that follows Artisanal. Artisanal has gained acceptance as a New Luxury brand as the quality of cheeses that have been properly selected and aged in our affinage system and those that have gone the ordinary course of traditional distribution is significant. We are investing more resources in our cheese selection process and affinage system and our marketing efforts to expand the Artisanal brand into multiple complimentary market segments for the highest quality food products. We expect to announce new distribution opportunities later this month and are thrilled that American Express Departures has joined our customer list.”

The New York City-based Artisanal Cheese LLC is the first company to market and distribute a wide line of specialty, artisanal and farmstead cheese products and other related specialty food products under its own brand to food wholesalers and retailers and directly to consumers through its catalog and website www.artisanalcheese.com

Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

American Home Food Products, Inc. is quoted on the OTC Bulletin Board under the symbol
“AHFP ”
FOR IMMEDIATE RELEASE